Exhibit 5.1

Ellis A. Regenbogen	USG Corporation
Vice President, Associate General Counsel and Corporate Secretary	550 West Adams Street Chicago, IL 60661-3676 312-436-5978 Fax: 312-672-5978 eregenbogen@usg.com

Founded in 1902
August 6, 2010
USG Corporation
550 West Adams Street
Chicago, IL 60661-3676
Gentlemen:
I have acted as counsel for USG Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-8 (the “Registration Statement”) for the registration under the Securities Act of 1933, as amended, of 4,500,000 shares of the Company’s Common Stock, par value $0.10 per share (the “Shares”), which may be issued pursuant to the Company’s Long-Term Incentive Plan, as amended (the “Plan”), and 4,500,000 Preferred Share Purchase Rights which currently are attached to, and trade with, the Common Stock (the “Rights”).
I have examined or considered:
1.	the Company’s Restated Certificate of Incorporation;

2.	the By-laws of the Company;

3.	copies of resolutions duly adopted by the Board of Directors of the Company relating to the Plan and to the Registration Statement;

4.	the minutes of the annual meeting of the Company’s stockholders held on May 12, 2010, at which amendment of the Plan was approved; and

5.	a copy of the Plan.
In addition to the examination referenced above, I have ascertained or verified, to my satisfaction, such additional facts as I deemed necessary or appropriate for the purposes of this opinion.
On the basis of the foregoing, I am of the opinion that all legal and corporate proceedings necessary for the issuance of the Shares under the Plan have been duly taken, and the Shares, upon issuance pursuant to the terms of the Plan, and the attached Rights, will be duly authorized, legally and validly issued, fully paid and non-assessable.
I hereby consent to all references to me in the Registration Statement and to the filing of this opinion as an Exhibit to the Registration Statement.
Sincerely,
/s/ Ellis A. Regenbogen
Ellis A. Regenbogen